Exhibit 4.03

CUSIP NO. 52517P7F2

ISIN NO. US52517P7F21

REGISTERED                                                                        PRINCIPAL AMOUNT: $1,995,000

No. R-1

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTE, SERIES I

BUFFERED RETURN-ENHANCED NOTES LINKED TO A BASKET OF LBCI PURE
BETA EXCESS RETURN SUB-INDICES
DUE NOVEMBER 2, 2011

THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE OF THE DEPOSITORY.  UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) TO THE COMPANY (AS DEFINED BELOW) OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN CERTIFICATED FORM (A “CERTIFICATED NOTE”), THIS GLOBAL SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (herein called the “Company,” which term includes any successor corporation under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to CEDE & Co., or registered assigns, (i) on the Maturity Date, an amount equal to the Redemption Amount at Maturity and (ii) the Coupon Payment on each Coupon Payment Date.

The “Maturity Date” is November 11, 2011, or if such day is not a Business Day, on the next following Business Day.

The “Valuation Date” is October 26, 2011, or if such day is not an Index Business Day, the immediately preceding Index Business Day; provided that if a Market Disruption Event is in effect on the scheduled Valuation Date, the Valuation Date may be postponed (as described below).

The “Redemption Amount at Maturity” for each note will be a single U.S. dollar payment on the Maturity Date equal to the principal amount of the notes multiplied by:

(A)              100% plus the product of the Basket Return times the Upside Participation Rate, if the Final Basket Level is greater than the Initial Basket Level; or

(B)                100%, if the Final Basket Level is equal to or less than the Initial Basket Level but greater than or equal to the Buffer Level;

(C)                100% plus the sum of the Basket Return plus the Protection Percentage, if the Final Basket Level is less than the Buffer Level;

The “Coupon” is 1.00% per annum.

A “Coupon Payment” for each note is equal to the principal amount of each note multiplied by the Coupon on each Coupon Payment Date during the Coupon Period.

The “Coupon Payment Dates” are annually on the 2nd of November, commencing November 2, 2008.

The “Coupon Period” is annually from (and including) each Coupon Payment Date (or the Issue Date, in the case of the first Coupon Period), to (but excluding) the next succeeding Coupon Payment Date (or the Maturity Date, in the case of the final Coupon Period).

The “Day Count” is 30/360.

The “Component Sub-Indices” and “Component Weightings” are as follows:

Component Sub-Index	Component Weighting
LBCI Pure Beta Natural Gas Excess Return (“LBCIPB Natural Gas”)	10.00%
LBCI Pure Beta Crude Oil Excess Return (“LBCIPB WTI Crude”)	5.00%
LBCI Pure Beta Brent Excess Return (“LBCIPB Brent Crude”)	5.00%
LBCI Pure Beta Gasoline Excess Return (“LBCIPB Gasoline”)	3.00%
LBCI Pure Beta Heating Oil Excess Return (“LBCIPB Heating Oil”)	2.00%
LBCI Pure Beta Live Cattle Excess Return (“LBCIPB Live Cattle”)	4.00%
LBCI Pure Beta Lean Hogs Excess Return (“LBCIPB Lean Hogs”)	2.00%
LBCI Pure Beta Wheat Excess Return (“LBCIPB Wheat”)	4.00%
LBCI Pure Beta Corn Excess Return (“LBCIPB Corn”)	6.00%
LBCI Pure Beta Soybeans Excess Return (“LBCIPB Soybeans”)	7.00%
LBCI Pure Beta Soybean Oil Excess Return (“LBCIPB Soybean Oil”)	3.00%
LBCI Pure Beta Aluminum Excess Return (“LBCIPB Aluminum”)	7.50%
LBCI Pure Beta Copper Excess Return (“LBCIPB Copper”)	7.50%
LBCI Pure Beta Zinc Excess Return (“LBCIPB Zinc”)	4.00%
LBCI Pure Beta Nickel Excess Return (“LBCIPB Nickel”)	6.00%
LBCI Pure Beta Gold Excess Return (“LBCIPB Gold”)	9.50%
LBCI Pure Beta Silver Excess Return (“LBCIPB Silver”)	2.50%
LBCI Pure Beta Sugar Excess Return (“LBCIPB Sugar”)	4.00%
LBCI Pure Beta Cotton Excess Return (“LBCIPB Cotton”)	4.00%
LBCI Pure Beta Coffee Excess Return (“LBCIPB Coffee”)	4.00%

The “Upside Participation Rate” is 140%.

The “Protected Percentage” is 20%.

The “Buffer Level” is 80% of the Initial Basket Level.

The “Basket Return” is a quotient, the numerator of which is the difference of the Final Basket Level minus the Initial Basket Level and the denominator of which is the Initial Basket Level, expressed as a percentage rounded to three decimal places.

The “Initial Basket Level” is set to 100 on the Trade Date.

The “Final Basket Level” is the product of 100 times the sum of 1 plus the sum of the Weighted Component Sub-Index Returns.

The “Trade Date” is October 26, 2007.

The “Issue Date” is November 2, 2007.

The “Weighted Component Sub-Index Returns” are, for each Component Sub-Index, the product of the Component Weighting times a quotient, the numerator of which is the difference of the Final Index Value minus the Initial Index Value and the denominator of which is the Initial Index Value for such Component Sub-Index.

The “Initial Index Values” for each Component Sub-Index are as follows:

Component Sub-Index	Initial Index Value
LBCIPB Natural Gas	69.4364
LBCIPB WTI Crude	104.0448
LBCIPB Brent Crude	102.7882
LBCIPB Gasoline	124.83
LBCIPB Heating Oil	94.7922
LBCIPB Live Cattle	105.4617
LBCIPB Lean Hogs	105.8668
LBCIPB Wheat	194.8825
LBCIPB Corn	134.3649
LBCIPB Soybeans	142.7296
LBCIPB Soybean Oil	140.0817
LBCIPB Aluminum	103.0509
LBCIPB Copper	122.5884

LBCIPB Zinc	108.4202
LBCIPB Nickel	197.7906
LBCIPB Gold	118.272
LBCIPB Silver	123.2873
LBCIPB Sugar	54.4007
LBCIPB Cotton	102.943
LBCIPB Coffee	101.0169

The “Final Index Value” is, for each Component Sub-Index, the Index Value of the Component Sub-Index on the Valuation Date.

The “Index Value” is, for each Component Sub-Index, the closing level of that Component Sub-Index, as determined and published by the Index Sponsor (subject to the occurrence of a Market Disruption Event or an Index Unavailability Event), rounded to four decimal places.

A “Valuation Index Business Day” is a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange for each Index Contract underlying a Component Sub-Index.

If a Market Disruption Event relating to one or more Component Sub-Indices is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Basket Level using:

•                          for each such Component Sub-Index that did not suffer a Market Disruption Event on the scheduled Valuation Date, the Final Index Level for that Component Sub-Index on the scheduled Valuation Date, and

•                          for each such Component Sub-Index that did suffer a Market Disruption Event on the scheduled Valuation Date, the Final Index Level on the immediately succeeding trading day for such Component Sub-Index on which no Market Disruption Event occurs or is continuing with respect to such Component Sub-Index;

provided however that if a Market Disruption Event has occurred or is continuing with respect to a Component Sub-Index on each of the eight scheduled trading days following the scheduled Valuation Date, then (a) that eighth scheduled trading day shall be deemed the Valuation Date for the affected Component Sub-Index; and (b) the Calculation Agent will determine the Final Index Value for the affected Component Sub-Index on such day in good faith in accordance with the formula for and method of calculating the Component Sub-Index last in effect prior to commencement of the Market Disruption Event using a price for the Index Contract on such eighth scheduled Index Business Day determined by the Calculation Agent in its sole and absolute discretion taking into account the latest available quotation for the price of the Index Contract applicable to such Component Sub-Index and any other information that in good faith it deems relevant.

A “Market Disruption Event” for a Component Sub-Index means any of the following events, in each case as determined in good faith by the Calculation Agent:

(A)              the termination or suspension of or material limitation or disruption in the trading on the applicable Relevant Exchange of the Index Contract for that Component Sub-Index;

(B)                the settlement price on the applicable Relevant Exchange of the Index Contract for that Component Sub-Index has increased or decreased by an amount equal to the maximum permitted price change from the previous day’s settlement price; or

(C)                the settlement price of the Index Contract for that Component Sub-Index is not published by the applicable Relevant Exchange.

Notwithstanding the foregoing, the following events will not constitute a Market Disruption Event for a Component Sub-Index:

(1)                  a limitation on the hours in a trading day and/or number of days of trading, if it results from an announced change in the regular business hours of the applicable Relevant Exchange of the Index Contract for that Component Sub-Index; or

(2)                  a decision to permanently discontinue trading in the Index Contract for that Component Sub-Index or options or futures contracts relating to that Index Contract of the related Component Sub-Index.

For purposes of the above, (a) “Index Contract” means the commodity contract then underlying each Component Sub-Index or any Successor Sub-Index; (b) “Relevant Exchange” means any organized exchange or market of trading for the Index Contract then included in the Component Sub-Index or any Successor Sub-Index; and (c) “trading day” means a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the Index Contract for the affected Component Sub-Index.

If an Index Unavailability Event for any Component Sub-Index is in effect on the scheduled Valuation Date (and no Market Disruption Event is then in effect for that Component Sub-Index), the Calculation Agent will determine the Final Index Value for the affected Component Sub-Index on the Valuation Date in good faith in accordance with the formula for and method of calculating the Component Sub-Index last in effect prior to commencement of the Index Unavailability Event, using the closing price on the Valuation Date for the Index Contract for the Component Sub-Index on the Relevant Exchange for that Index Contract.

An “Index Unavailability Event” for a Component Sub-Index means that the Component Sub-Index is not calculated and published by the Index Sponsor or any Successor Sub-Index is not calculated and published by the sponsors thereof.

If the Index Sponsor discontinues publication of a Component Sub-Index and the Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Component Sub-Index (such index, a “Successor Sub-Index”), then the Final Index Value for such Component Sub-Index will be determined by reference to the level of such Successor Sub-Index at the close of trading on the Relevant Exchange or market of the Index Contract for that Successor Sub-Index on the Valuation Date; provided, however, that the Calculation Agent, in its sole discretion, may make such adjustments as it deems necessary to the level of the Successor Sub-Index so that the level of the Successor Sub-Index reflects the same level as that of the discontinued Component Sub-Index before it was discontinued.  Upon any selection by the Calculation Agent of a Successor Sub-Index for any Component Sub-Index, the Calculation agent will cause written notice thereof to be promptly furnished to the trustee, to the Issuer and to the holders of the notes.

If the Index Sponsor discontinues publication of a Component Sub-Index prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Sub-Index is available at such time, then the Calculation Agent will determine the Final Index Value for such Component Sub-Index on the Valuation Date.  The Final Index Value for such Component Sub-Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating such Component Sub-Index last in effect prior to such discontinuation, using the settlement price of the Index Contract for such Component Sub-Index (or, if trading in such Index Contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation) at the close of trading on the Relevant Exchange for such Index Contract on the Valuation Date.

If at any time the method of calculating a Component Sub-Index or a Successor Sub-Index, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Component Sub-Index or Successor Sub-Index or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity index comparable to such Component Sub-Index or Successor Sub-Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Index Value for such Component Sub-Index or Successor Sub-Index with reference to the Component Sub-Index or Successor Sub-Index as adjusted.  Accordingly, if the method of calculating a Component Sub-Index or a Successor Sub-Index is modified or rebased so that the level of such Component Sub-Index or Successor Sub-Index is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of such Component Sub-Index or Successor Sub-Index in order to arrive at a level of the Component Sub-Index or Successor Sub-Index as if it has not been modified or rebased.

The “Calculation Agent” means Lehman Brothers Commodity Services Inc, the determinations and calculations of which will be binding absent manifest error.

Except as provided below, any Redemption Amount at Maturity may, at the option of the Company, be made by check mailed to the person entitled thereto at such person’s address as it appears on the registry books of the Company.

Payment of any Redemption Amount at Maturity will be made in immediately available funds in accordance with the normal procedures of the Trustee (or any duly appointed Paying Agent).

The Company will pay any administrative costs imposed by banks in making payments in immediately available funds, but any tax, assessment or governmental charge imposed upon payments hereunder, including, without limitation, any withholding tax, will be borne by the Holder hereof.

References herein to “U.S. dollars” or “U.S.$” or “$” or “USD” are to the coin or currency of the United States as at the time of payment is legal tender for the payment of public and private debts.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS NOTE SET FORTH ON THE REVERSE HEREOF.  SUCH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

This Note shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture.

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated:  November 2, 2007

[SEAL]	LEHMAN BROTHERS HOLDINGS INC.

By:
		Name:	Andrew M.W. Yeung
		Title:	Vice President

Attest:
		Name:	Cindy Buckholz
		Title:	Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within-mentioned Indenture.

CITIBANK, N.A.
as Trustee

By:
Authorized Officer

[REVERSE OF NOTE]

LEHMAN BROTHERS HOLDINGS INC.

MEDIUM-TERM NOTES, SERIES I

BUFFERED RETURN-ENHANCED NOTES LINKED TO A BASKET OF LBCI PURE BETA EXCESS
RETURN SUB-INDICES
DUE  NOVEMBER 2, 2011

                Section 1.  General.  This Note is one of a duly authorized series of Notes of the Company designated as the Medium-Term Notes, Series I, Buffered Return-Enhanced Notes Linked to a Basket of LBCI Pure Beta Excess Return Sub-Indices (herein called the “Notes”).  The Notes are one of an indefinite number of series of debt securities of the Company (collectively, the “Securities”) issued or issuable under and pursuant to an indenture dated as of September 1, 1987, as amended and supplemented (the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as Trustee (herein called the “Trustee”), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company and the holders of the Securities.  The separate series of Securities may be issued in various aggregate principal amounts, may mature at different times, may bear interest (if any) at different rates, may be subject to different redemption provisions or repurchase rights (if any), may be subject to different sinking, purchase or analogous funds (if any), may be subject to different covenants and Events of Default and may otherwise vary as in the Indenture provided.

                                Section 2.  Principal Amount for Indenture Purposes.  For the purpose of determining whether Holders of the requisite amount of Notes of this series outstanding under the Indenture have made a demand, given a notice or waiver or taken any other action, the principal amount of this Note will be deemed to be the principal amount of this Note then outstanding.

                                Section 3.  Modification and Waivers.  The Indenture contains provisions permitting the Company and the Trustee, with the consent of the Holders of not less than 66-2/3% in aggregate principal amount of each series of the Securities at the time Outstanding to be affected, evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the Redemption Amount at Maturity or the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon or reduce any premium or other amount payable on redemption, or make the Redemption Amount at Maturity or the principal amount thereof, premium or other amount payable, if any, or interest thereon payable in any coin or currency other than that herein above provided, without the consent of the Holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected.  It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, on the Redemption Amount at Maturity or the principal amount, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series.  Any such consent or waiver by the Holder of this Note shall be conclusive and binding upon such Holder and upon all future holders and owners of this Note and any Notes of this series which may be issued in exchange or substitution herefor, irrespective of whether or not any notation thereof is made upon this Note or such other Notes of this series.

                                Section 4.  Obligations Unconditional.  No reference herein to the Indenture and no provisions of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay any Redemption Amount at Maturity on this Note at the place, at the respective times, at the rate, and in the coin or currency herein prescribed.

                                Section 5.  Defeasance.  The Indenture contains provisions for the discharge of the Indenture and defeasance at any time of the indebtedness on this Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

                                Section 6.  Authorized Form and Denominations.  The Notes of this series are issuable in registered form.  Each Note will be issued initially as either a Global Security or a Certificated Note, at the option of the Company, in denominations of $10,000 or whole multiples of $1,000, either at the office or agency to be designated and maintained by the Company for such purpose in the Borough of Manhattan, New York City, pursuant to the provisions of the Indenture or at any of such other offices or agencies as may be designated and maintained by the Company for such purpose pursuant to the provisions of the Indenture, and in the manner and subject to the limitations provided in the Indenture, but without the payment of any service charge, except for any tax or other governmental charges imposed in connection therewith.  Notes of this series are exchangeable for a like aggregate principal amount of Notes of this series of a different authorized denomination, except that Global Securities will not be exchangeable for Certificated Notes of this series.

                                Section 7.  Registration of Transfer.  As provided in the Indenture and subject to certain limitations as therein set forth, the transfer of this Note is registrable in the Security Register, upon surrender of this Note for registration of transfer, at the Corporate Trust Office or agency in a Place of Payment for this Note, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar requiring such written instrument of transfer duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Notes of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

                                If at any time the Depository notifies the Company that it is unwilling or unable to continue as Depository or if at any time the Depository shall no longer be eligible under the Indenture, the Company shall appoint a successor Depository.  If a successor Depository for the

Notes of this series is not appointed by the Company within 90 days after the Company receives such notice or becomes aware of such ineligibility, the Company will issue, and the Trustee will authenticate and deliver, Notes of this series in definitive form in an aggregate principal amount equal to the principal amount of this Note.

                                No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

                                Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name this Note is registered as the owner hereof for all purposes, and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary.

                                Section 8.  Events of Default.  If an Event of Default with respect to Notes of this series shall occur and be continuing, the amount that may be declared due and payable upon any acceleration of the notes will be determined by the Calculation Agent for the period from and including the Original Issue Date to but excluding the date of early repayment and will equal, for each note, the Redemption Amount at Maturity, calculated as the date of early repayment were the Maturity Date. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claim of the beneficial owner of a note for the period from and including the Original Issue Date to but excluding the date of early repayment will be capped at the Redemption Amount at Maturity, calculated as though the date of the commencement of the proceeding were the Maturity Date.

                                Section 9.  No Recourse Against Certain Persons.  No recourse for the payment of the Redemption Amount at Maturity or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any Indenture supplemental thereto or in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

                                Section 10.  Defined Terms.  All terms used but not defined in this Note are used herein as defined in the Indenture.

                                Section 11.  GOVERNING LAW.  THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.